Exhibit 99.1

Contacts:	Jean Johnson, General Counsel Danka Business (727) 456-4460	Andrew Osterland The Dilenschneider Group 212-922-0900

For Immediate Release

DANKA BUSINESS SYSTEMS PLC REPORTS FISCAL 2008 RESULTS

ST. PETERSBURG, FLORIDA (July 15, 2008) – Danka Business Systems PLC (“Danka” or “the Company”) (OTC BB: DANKY.OB) has today filed with the Securities and Exchange Commission its Annual Report on Form 10-K for year ended March 31, 2008.

For the year ended March 31, 2008:

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Danka incurred a net loss from continuing operations of $29.3 million in fiscal year 2008 compared to a net loss from continuing operations of $48.7 million in fiscal year 2007. The net loss available to common shareholders was $0.83 per American Depositary Share (“ADS”) during the current period compared to a net loss of $1.11 per ADS in the year-ago period. For the fiscal year 2008, Danka’s revenue decreased by $32.0 million, or 7.1%, to 418.2 million. Retail equipment, supplies and related sales declined $10.5 million, or 5.3%, to $189.6 million. Retail service revenue declined $19.0 million, or 8.0%, to $217.1 million and rental revenue was down $2.5 million, or 17.8%, to $11.5 million for fiscal year 2008. Total gross profit margin decreased to 33.9% during fiscal year 2008 from 34.6% in the year-ago period. Selling, general and administrative expenses (“SG&A”) in the current year decreased by $15.7 million or 9.9% from the year-ago period to $143.8 million from $159.5 million. Operating loss from continuing operations was $4.3 million for fiscal year 2008 compared to a loss of $13.0 million in the prior year period.

•	Total assets as of March 31, 2008 decreased $194.9 million or 46.7% from March 31, 2007 to $222.1 million. Total liabilities decreased $159.8 million from March 31, 2007, or 41.1% to $229.2 million.

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Danka’s net cash flow used in operating activities for continuing operations during fiscal year 2008 and 2007 was $29.8 million and $25.9 million respectively. Net cash flow used in investing activities from continuing operations during fiscal years 2008 and 2007 was $4.2 million and $11.2 million respectively. Net cash flow used in financing activities was $141.5 million for fiscal year 2008 while net cash flow provided by financing activities during fiscal year 2007 was $5.0 million.

On June 27, 2008, Danka completed the sale of its U.S. operating subsidiary, Danka Office Imaging Company (“DOIC”). Pursuant to a stock purchase agreement, Danka sold its U.S. operations to Konica Minolta Business Solutions U.S.A., Inc. (“Konica Minolta”) in a sale of all the outstanding capital stock of DOIC for a purchase price of U.S. $240 million in cash, subject to an upward or downward adjustment of U.S. $10 million. The purchase price adjustment cannot exceed $10 million.

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In addition, the sum of $10 million was held back by Konica Minolta from the amount paid at closing as security for Danka’s purchase price adjustment obligations. $25 million of the purchase price paid by Konica Minolta at closing will be held in escrow for a period of four years following closing to satisfy any and all claims by Konica Minolta which may be made under the stock purchase agreement.

The Board of Directors of the Company is evaluating the alternatives available with respect to the net proceeds from the sale of DOIC to Konica Minolta – primarily how such proceeds may be distributed to Danka shareholders. There is no guarantee that any future alternative chosen by the board of directors will result in any return to holders of Danka’s ordinary shares (including holders of ADSs). In addition, there is no guarantee that the holders of the Company’s 6.50% senior convertible participating shares will not take action(s) available to them under applicable law, for example seeking a winding up of the Company, to recover amounts to which they are entitled pursuant to the Company’s articles of association. Such amounts exceed the amount of the net proceeds from the sale of DOIC.

For more information regarding the Company’s financial results for fiscal 2008 or the net proceeds from the sale of DOIC to Konica Minolta, refer to the Annual Report on Form 10-K which is available in full on the SEC website: www.sec.gov and also on the Company’s website: www.dankabusinesssystemsplc.com.

Certain statements contained herein, or otherwise made by our officers, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of our plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on our beliefs as well as assumptions, made by, and information currently available to us. The words “goal”, “anticipate”, “expect”, “believe”, “could”, “should”, “intend” and similar expressions as they relate to us are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to, the following: (i) the evaluation of various alternatives following the sale of our remaining operations, including, without limitation, a members voluntary liquidation; (ii) any inability to successfully implement such alternative(s); (iii) any material adverse change in financial markets, the economy or in our financial position; (iv) any inability to record and process key data due to ineffective implementation of business processes and policies; (v) any negative impact from the loss of any of our senior or key management personnel; (vi) any incurrence of tax or other liabilities or tax or other payments beyond our current expectations, which could adversely affect our liquidity; (vii) any negative impact of the accreted value of our outstanding preferred stock or its continued accretion; (viii) any negative impact of our continued organization as an England and Wales registered Company following the sale of our U.S. operating business; (ix) actions of governmental entities, including regulatory requirements; (x) actions by shareholders in connection with the distribution of the net proceeds from sale of Danka Office Imaging Company; (xi) the outcome of legal proceedings to which we are or may become a party; and (xii) other risks including those risks identified in any of our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. Except as required by applicable law, we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances that arise after the date they are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future earnings, nor do we endorse any projections regarding future performance, which may be made by others outside our Company.

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